SCHEDULE A

To the Investment Management Agreement, dated April 27, 2001, by and between USAllianz Advisers,LLC (now Allianz Investment Management LLC) and USAllianz Variable Insurance Products Trust (now Allianz Variable Insurance Products Trust).

Fees payable to the Manager pursuant to Section 4 of the Investment Management Agreement shall be calculated at the following annual rates based on average daily net assets:

Fund ..............................................Rate
AZL AIM International Equity Fund.................0.90%
AZL BlackRock Capital Appreciation Fund...........0.80%
AZL BlackRock Growth Fund.........................0.85%
AZL Columbia Mid Cap Value Fund...................0.75%
AZL Columbia Small Cap Value Fund.................0.90%
AZL Columbia Technology Fund........................(1)
AZL Davis NY Venture Fund.........................0.75%
AZL Dreyfus Founders Equity Growth Fund.............(1)
AZL First Trust Target Double Play Fund...........0.60%
AZL Franklin Small Cap Value Fund.................0.75%
AZL Jennison 20/20 Focus Fund.....................0.75%
AZL JPMorgan U.S. Equity Fund.....................0.80%
AZL JPMorgan Large Cap Equity Fund................0.75%
AZL Money Market Fund.............................0.35%
AZL NACM International Fund.......................0.85%
AZL OCC Opportunity Fund..........................0.85%
AZL Oppenheimer Global Fund.......................0.90%

Fund .............................................Rate
AZL Oppenheimer International Growth Fund...........(2)
AZL PIMCO Fundamental IndexPLUS
Total Return Fund.................................0.75%
AZL S&P 500 Index Fund............................0.17%
AZL Schroder Emerging Markets Equity Fund.........1.23%
AZL Schroder International Small Cap Fund.........1.00%
AZL Small Cap Stock Index Fund....................0.26%
AZL TargetPLUS Balanced Fund......................0.52%
AZL TargetPLUS Equity Fund........................0.60%
AZL TargetPLUS Growth Fund........................0.52%
AZL TargetPLUS Moderate Fund......................0.52%
AZL Turner Quantitative Small Cap Growth Fund.....0.85%
AZL Van Kampen Comstock Fund........................(3)
AZL Van Kampen Equity and Income Fund.............0.75%
AZL Van Kampen Global Franchise Fund..............0.95%
AZL Van Kampen Global Real Estate Fund............0.90%
AZL Van Kampen Growth and Income Fund...............(3)
AZL Van Kampen Mid Cap Growth Fund..................(3)





------------------------------------------------------ --------------------- --------------------- ---------------------
(1)                                                         First $10M            Next $10M             Thereafter
AZL Columbia Technology Fund.........................         1.000%                0.875%                0.750%
AZL Dreyfus Founders Equity Growth Fund..............         1.000%                0.875%                0.750%


(2)                                                      First $50M      Next $150M        Next $300M      Thereafter
AZL Oppenheimer International Growth Fund............      0.875%          0.715%            0.625%           0.600%


(3)                                                     First $100M      Next $150M        Next $250M      Thereafter
AZL Van Kampen Comstock Fund.........................      0.775%          0.750%            0.725%          0.675%
AZL Van Kampen Growth and Income Fund................      0.775%          0.750%            0.725%          0.675%
AZL Van Kampen Mid Cap Growth Fund...................      0.850%          0.800%            0.775%          0.750%



Allianz Variable Insurance Products Trust


By:    /s/ Jeffrey Kletti
      _________________________________
Name:  Jeffrey Kletti
Title:    President


Allianz Investment Management LLC


By:  /s/ Brian Muench
     ________________________________
Name:  Brian Muench
Title:    Vice President